Exhibit 99.1

NEWS RELEASE

Cary B. Wood joins Westell’s Board of Directors

AURORA, Ill., March 8, 2017 - Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of high-performance wireless infrastructure solutions, announced today that Cary B. Wood, former President and Chief Executive Officer of Sparton Corporation, has been appointed to Westell’s Board of Directors. Mr. Wood will serve as a member of the Audit Committee. Martin D. Hernandez, a Westell board member since 2009, is stepping down from the board.

Mr. Wood served as President, Chief Executive Officer, and as a member of the Board of Directors of Sparton Corporation, a global manufacturer of complex and regulated electronic services as well as engineering products in the medical, avionics, industrial, and defense sectors. During Mr. Wood’s tenure, Sparton’s market capitalization doubled for four straight years, bringing shareholders a nearly 2000% return from 2009 to 2013. He also served as Interim Chief Executive Officer, Chief Operating Officer, and Group Vice President for Citation Corporation, a privately held $1 billion manufacturer of innovative metal components for the automotive, industrial, and commercial marketplaces.

In addition, Mr. Wood has served as Vice President of Operations for North and South America with Formica Corporation, a global provider of residential and commercial surface solutions, as well as Executive Vice President, Vice President of Operations and Division Vice President for the Elkay Division of Elkay Manufacturing Company.

“Cary is a highly accomplished business leader with a demonstrated track record of improving shareholder value in turnaround situations,” said Kirk Brannock, President and CEO of Westell Technologies. “We believe Cary’s expertise, energy, and focus will be instrumental in positioning the Company for profitable growth. Westell is currently in a strong financial position and we are extremely positive about the future. We look forward to his contributions to the Westell Board of Directors.

“We are indebted to Marty Hernandez for his service to Westell,” Brannock continued. “He has brought significant business acumen to Westell, most recently as a member of the Audit Committee and the Corporate Governance and Nominating Committee.”

Mr. Wood began his career at the Delphi auto-parts unit of General Motors Corporation and later served as General Manager and Plant Manager with United Technologies Automotive. He is on the board of Broadwind Energy, an energy industry industrial components firm, and Vishay Precision Group, a precision sensors firm. Mr. Wood received a Master of Business Administration from Loyola University School of Business, a Master of Science in Industrial Operations from Lawrence Technological University School of Management and a Bachelor of Science in Manufacturing Technology from Purdue University School of Technology.

Mr. Wood is the second appointment to Westell’s Board of Directors in 2017. In January, Mark A. Zorko, a principal with executive management and business support services firm Brentwood Advisory, LLC, joined the board as Chair of the Audit Committee.

About Westell Technologies
Westell is a leading provider of high-performance wireless infrastructure solutions focused on innovation and differentiation at the edge of communication networks where end users connect. The Company's comprehensive set of products and solutions enable service providers and network operators to improve performance and reduce operating expenses. With millions of products successfully deployed worldwide, Westell is a trusted partner for transforming networks into high quality, reliable systems. For more information, please visit westell.com.

Twitter - Company: @Westell_Tech

Westell Investor Relations Contact
Tom Minichiello
Senior Vice President, Chief Financial Officer, Treasurer, and Secretary
Westell Technologies
630-375-4740
tminichiello@westell.com